UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2006 (the "Effective Date"), Maxus Realty Trust, Inc., a Missouri corporation (the "Registrant"), entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the “Purchase Agreement”) with FDC Lewisville Seniors, Ltd., a Texas limited partnership (“Seller”) pursuant to which the Registrant has agreed to purchase a 180 multi-family unit apartment complex that is located at 901 N. Garden Ridge, Lewisville, Texas, known as Franklin Park Apartments (the “Property”), subject to the terms and conditions provided in the Purchase Agreement, for a purchase price of $15.35 million (the “Purchase Price”), subject to standard prorations. Seller is an unrelated third party.

The Registrant has paid $50,000 of the Purchase Price to an escrow agent as a deposit (the "Initial Deposit"), and will pay an additional deposit of $50,000 (together with the Initial Deposit, the "Deposit") after the expiration of the due diligence period, which period ends 30 days after the Effective Date.

The Purchase Price is comprised of (i) the $100,000 Deposit, (ii) the Registrant's assumption of the first mortgage loan of Housing and Urban Development, (HUD), (the "Lender") in the approximate amount of $10.7 million (the "Existing Mortgage") and (iii) the balance of approximately $4.55 million payable in cash on the closing date. The acquisition of the Property is subject to the Registrant’s due diligence review and inspection, which will end 30 days after the Effective Date. The acquisition of the Property is not contingent upon the ability of the Registrant to obtain financing for the acquisition, except that the closing is subject to the condition that the Registrant assume the Existing Mortgage, which assumption is subject to the Lender's approval. If the Lender denies the Registrant's assumption of the Existing Mortgage, or fails to approve the Registrant's assumption of the Existing Mortgage within two months after the Effective Date, the Purchase Agreement will terminate and the Registrant will be entitled to receive the $100,000 Deposit. Management anticipates funding the acquisition of the Property from cash on hand and the assumption of the Existing Mortgage secured by the Property.

  The closing is scheduled to occur 21 days after the Lender's approval of the Registrant's assumption of the Existing Mortgage or any other date that Seller and the Registrant agree. The closing is also subject to other standard closing conditions, including, without limitation, conveyance to the Registrant of a deed conveying the Property to the Registrant and the Registrant's receipt of a title insurance policy insuring title, free and clear of all liens and encumbrances except permitted encumbrances. The Registrant will pay all costs, fees and expenses in connection with its assumption of the Existing Mortgage

  The Registrant anticipates assigning its rights under the Purchase Agreement to a wholly-owned subsidiary of its operating limited partnership Maxus Operating Limited Partnership prior to the closing.

   There can be no assurance that this transaction will ultimately be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MAXUS REALTY TRUST, INC.

Date: April 7, 2006                     By: /s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and Chief   Executive Officer